CONSENT OF STIKEMAN ELLIOTT LLP

We hereby consent to the use of our name in the registration statement on Form F-10 filed by Ballard Power Systems Inc. on April 5, 2012, as such may thereafter be amended or supplemented, and in the prospectus contained therein, on the face page and under the headings "Legal Matters", "Interest of Experts", "Documents Filed as Part of the Registration Statement", "Canadian Federal Income Tax Considerations" and "Enforceability of Civil Liabilities". In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the *Unites States Securities Act* of 1933, as amended.

DATED: April 5, 2012

STIKEMAN ELLIOTT LLP

Per: ____________________

Authorized Signatory